Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

•	Quarterly net sales record of $220 million

•	Cash flow from operating activities in the fourth quarter of $8.8 million

•	Returned $5.0 million to Share Owners in stock repurchases during the fourth quarter
JASPER, IN (August 3, 2016) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its fourth quarter and fiscal year ended June 30, 2016.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2016	2015	2016	2015
Net Sales	$220,402	$201,126	$842,060	$819,350
Operating Income	$8,790	$9,050	$29,722	$36,355
Adjusted Operating Income (non-GAAP)	$8,790	$9,074	$29,859	$38,949
Operating Income %	4.0%	4.5%	3.5%	4.4%
Adjusted Operating Income (non-GAAP) %	4.0%	4.5%	3.5%	4.8%
Net Income	$5,771	$7,394	$22,287	$26,205
Adjusted Net Income (non-GAAP)	$5,771	$7,410	$22,372	$28,631
Diluted EPS	$0.20	$0.25	$0.76	$0.89
Adjusted Diluted EPS (non-GAAP)	$0.20	$0.25	$0.77	$0.97

Donald D. Charron, Chairman and Chief Executive Officer, stated, “Continued strength in the automotive market combined with sales from new program launches helped us set new quarterly and annual sales records in the fourth quarter and fiscal year of 2016.  Our new business opportunities pipeline remains healthy and we continue to work diligently to achieve our goal of $1 billion in annual sales by fiscal year 2018.”

Mr. Charron continued, “While we were pleased to have achieved our goal of 4% operating income in the fourth quarter, we continue to experience pressure on our margins and still have work to do in order to consistently achieve our 4% operating income target. Margin expansion will continue to be a priority of focus for us going forward.  Fiscal year 2017 will be a pivotal year for us as we work through another year of significant new program launches, the ramp-up of our new Romania operation, and the integration of our recent Medivative and Aircom acquisitions.”

Fourth Quarter Fiscal Year 2016 Overview:

•	Consolidated net sales increased 10% compared to the fourth quarter of fiscal year 2015, setting a new quarterly sales record.

•
On May 2, 2016, the Company announced the acquisition of Medivative Technologies, LLC. Excluding the incremental net sales associated with the acquisition, consolidated net sales increased 8% over the prior year fourth quarter. Consolidated earnings were not materially impacted during the quarter from the Medivative acquisition.

•	Incremental net loss associated with the start-up of the Romania facility was $1.0 million during the current year fourth quarter.

•	Cash flow from operating activities was $8.8 million during the quarter.

•	Investments in capital expenditures were $6.5 million during the quarter.

•	$5.0 million was returned to Share Owners during the quarter in the form of common stock repurchases associated with the $20 million, 18-month stock repurchase program announced in October 2015.

•	Cash and cash equivalents were $54.7 million and borrowings outstanding on credit facilities were $9.0 million at June 30, 2016.

•
Cash conversion days (“CCD”) for the quarter ended June 30, 2016 were 59 days, which improved from 63 days for the same quarter last year. CCD is calculated as the sum of days sales outstanding plus production days supply on hand less accounts payable days.

Net Sales by Vertical Market:

	Three Months Ended
	June 30,
(Amounts in Millions)	2016	2015	Percent Change
Automotive	$86.5	$79.2	9%
Medical	65.2	58.0	12%
Industrial	48.6	44.9	8%
Public Safety	14.7	15.0	(2)%
Other	5.4	4.0	34%
Total Net Sales	$220.4	$201.1	10%
Fiscal Year 2016 Overview:

•	Net sales increased 3% from the prior fiscal year, setting a new annual record of $842.1 million.

•	Spin-off expenses totaled $0.1 million and $2.6 million in fiscal years 2016 and 2015, respectively.

•	Cash flow provided by operating activities for fiscal year 2016 was $36.8 million.

•	Capital expenditures were $34.6 million in fiscal year 2016 compared to $36.9 million in fiscal year 2015.

•	Return on invested capital (“ROIC”) was 9.0% for fiscal year 2016, which declined from 12.5% for the prior fiscal year (see reconciliation of non-GAAP financial measures for ROIC calculation).

•
Fiscal year 2015 financial results included an allocation of costs incurred by our former parent, Kimball International, Inc., through October 31, 2014, the completion date of our spin-off from our former parent. As a result, the full fiscal year 2015 financial statements were not necessarily indicative of our complete cost structure as an independent company.

Outlook

•	Management maintains the goal of $1 billion in net sales by fiscal year 2018 and believes it is achievable.

•	Management is maintaining a mid-range goal of 4% operating income.

•	A long-term goal of 12.5% ROIC has been set by management.

•
Fiscal year 2017 capital expenditures are expected to remain at a similar level as fiscal year 2016 with significantly higher spending occurring in the first half of the year. Fiscal year 2018 capital expenditures are expected to decline to a level that approximates depreciation expense.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, successful integration of acquisitions and new operations, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2015.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. These measures were adjusted for spin-off expenses. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	August 4, 2016
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	47764754

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, China, and Romania, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2016		June 30, 2015
Net Sales	$220,402	100.0%	$201,126	100.0%
Cost of Sales	203,444	92.3%	183,417	91.2%
Gross Profit	16,958	7.7%	17,709	8.8%
Selling and Administrative Expenses	8,168	3.7%	8,659	4.3%
Operating Income	8,790	4.0%	9,050	4.5%
Other Income (Expense), net	(725)	(0.3)%	(355)	(0.2)%
Income Before Taxes on Income	8,065	3.7%	8,695	4.3%
Provision for Income Taxes	2,294	1.1%	1,301	0.6%
Net Income	$5,771	2.6%	$7,394	3.7%

Earnings Per Share of Common Stock:
Basic	$0.20		$0.25
Diluted	$0.20		$0.25

Average Number of Shares Outstanding:
Basic	28,374		29,172
Diluted	28,641		29,367

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2016		June 30, 2015
Net Sales	$842,060	100.0%	$819,350	100.0%
Cost of Sales	777,522	92.3%	746,927	91.2%
Gross Profit	64,538	7.7%	72,423	8.8%
Selling and Administrative Expenses	34,816	4.2%	36,068	4.4%
Operating Income	29,722	3.5%	36,355	4.4%
Other Income (Expense), net	(1,746)	(0.2)%	(1,584)	(0.2)%
Income Before Taxes on Income	27,976	3.3%	34,771	4.2%
Provision for Income Taxes	5,689	0.7%	8,566	1.0%
Net Income	$22,287	2.6%	$26,205	3.2%

Earnings Per Share of Common Stock:
Basic	$0.77		$0.90
Diluted	$0.76		$0.89

Average Number of Shares Outstanding:
Basic	28,916		29,162
Diluted	29,176		29,388

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$36,832	$28,064
Net Cash Flow used for Investing Activities	(42,590)	(36,516)
Net Cash Flow (used for) provided by Financing Activities	(4,300)	50,172
Effect of Exchange Rate Change on Cash and Cash Equivalents	(384)	(2,800)
Net (Decrease) Increase in Cash and Cash Equivalents	(10,442)	38,920
Cash and Cash Equivalents at Beginning of Year	65,180	26,260
Cash and Cash Equivalents at End of Year	$54,738	$65,180

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2016	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$54,738	$65,180
Receivables, net	149,652	139,892
Inventories	132,877	125,198
Prepaid expenses and other current assets	24,944	23,922
Property and Equipment, net	120,701	106,779
Goodwill	6,191	2,564
Other Intangible Assets, net	4,593	4,509
Other Assets	16,869	15,213
Total Assets	$510,565	$483,257

LIABILITIES AND SHARE OWNERS’ EQUITY
Borrowings under credit facilities	$9,000	$—
Accounts payable	142,152	133,409
Accrued expenses	23,651	26,545
Other	11,393	10,854
Share Owners’ Equity	324,369	312,449
Total Liabilities and Share Owners’ Equity	$510,565	$483,257

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

Operating Income excluding Spin-off Expenses
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2016	2015	2016	2015
Operating Income, as reported	$8,790	$9,050	$29,722	$36,355
Add: Pre-tax Spin-off Expenses	—	24	137	2,594
Adjusted Operating Income	$8,790	$9,074	$29,859	$38,949

Net Income excluding Spin-off Expenses
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2016	2015	2016	2015
Net Income, as reported	$5,771	$7,394	$22,287	$26,205
Add: After-tax Spin-off Expenses	—	16	85	2,426
Adjusted Net Income	$5,771	$7,410	$22,372	$28,631

Diluted Earnings per Share excluding Spin-off Expenses
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
Kimball Electronics, Inc.	2016	2015	2016	2015
Diluted Earnings per Share, as reported	$0.20	$0.25	$0.76	$0.89
Add: Impact of Spin-off Expenses	—	0.00	0.01	0.08
Adjusted Diluted Earnings per Share	$0.20	$0.25	$0.77	$0.97

Return on Invested Capital (ROIC)
			Fiscal Year Ended
			June 30,
Kimball Electronics, Inc.			2016	2015
Adjusted Operating Income			$29,859	$38,949
Tax Rate			20.4%	23.4%
Tax Effect			$6,091	$9,114
After Tax Adjusted Operating Income			$23,768	$29,835

Average Invested Capital *			$263,371	$239,463

ROIC			9.0%	12.5%

* Average Invested Capital is computed using the average quarterly Share Owners’ equity plus current and non-current debt less cash and cash equivalents.